Exhibit 10.1

George Kaufman	Chardan Capital Markets, LLC
Head of Investment Banking	One Pennsylvania Plaza, Suite 4800
New York, NY 10119
Tel: 646 465 9000
Fax: 646 465 9039

September 24, 2025

AlphaTON Capital Corp

Clarence Thomas Building, P.O. Box 4649

Road Town, Tortola

British Virgin Islands, VG1110

Attn: Brittany Kaiser, Chief Executive Officer

Re: Placement Agency Agreement

Dear Ms. Kaiser,

This letter (the “Agreement”) constitutes the agreement between AlphaTON Capital Corp (the “Company”) and Chardan Capital Markets, LLC (“Chardan”) pursuant to which Chardan shall serve as the exclusive placement agent (the “Services”) for the Company, on a reasonable best efforts basis, in connection with the proposed offer and placement (the “Offering”) by the Company of (i) ordinary shares (the “Shares”) of the Company, no par value (the “Ordinary Shares”) and/or (ii) pre-funded warrants to purchase Ordinary Shares (the “Pre-Funded Warrants”). The Shares and Pre-Funded Warrants actually sold by Chardan are referred to herein as the “Securities.” The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that Chardan would have the power or authority to bind the Company or that there is any obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that the execution of this Agreement does not constitute a commitment by Chardan to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Chardan with respect to securing any other financing on behalf of the Company.

Section 1.  Scope of Engagement and Services. In connection with this engagement, Chardan shall, as and when appropriate:

(a)	introduce the Company to potential investors (including potential lenders or other financial sources) and/or other counterparties to transactions involving the Company, by identifying, providing contacts or contact information at, arranging communications with or contacting such parties (those parties and any third parties introduced by any such parties, and each of their respective affiliates, the “Introduced Parties”);

(b)	provide advice and assistance to management of the Company in its preparation of presentation materials for potential investors and/or other materials related to the Offering prepared by the Company’s management; and

(c)	perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

The obligations of Chardan described in this Agreement consist solely of providing the services (the “Placement Services”) described above to the Company and exclude any other services or activities, whether related to the Offering or otherwise. Chardan makes no representations or warranties regarding the Company’s ability to secure financing or otherwise to conduct an Offering, whether now or in the future. The Company understands and acknowledges that the Placement Services do not include, and the Company shall be responsible for, compliance with all securities and other laws, rules and regulations (including the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) in connection with the Offering. Should any Offering evolve into a public offering or another alternative form of a transaction involving the Company, the Company and Chardan will enter into an appropriate amendment to or replacement of this Agreement (such as, for a public offering, a definitive underwriting agreement) that contains customary terms and conditions, based on the prevailing market for similar services for global, full-service investment banks, for such a type of transaction).

Section 2.  Compensation.

(a)	Financing Fee. As compensation for the Placement Services, in the event an Offering is closed during the Term (as defined in Section 13 below), the Company agrees to pay Chardan a fee (“Financing Fee”) equal to seven percent (7%) of the aggregate proceeds from any Securities actually sold through the Offering. For the avoidance of doubt, Chardan shall not be entitled to any fees from any proceeds received from the Company’s loan agreement with BitGo Prime, LLC in connection with the Offering. The Financing Fee shall be due and paid at the closing of the Offering (the “Closing”) from the gross proceeds of the Securities sold by the Company in the Offering. The Financing Fee relates solely to the Placement Services related to the Offering and is not being paid in connection with the performance of any other services.

(b)	Advisory Fee: The Company shall pay to Chardan at the Closing in immediately available funds from the closing flow-of-funds, or in an alternative form agreeable to Chardan and the Company (including the issuance of Ordinary Shares), an aggregate Advisory Fee equal to three percent (3.0%) of the aggregate gross proceeds from any Securities sold through the Offering.

(C)       Tail Financing. In the event of the consummation of the Closing during the Term, Chardan shall be entitled to the full Financing Fee with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Chardan actually introduced the Company, if such Tail Financing is consummated at any time within the eighteen (18) month period following the earlier of (i) the date of the Closing, (ii) the expiration or termination of this Agreement and (iii) the earlier of the expiration or termination of this Agreement in accordance with its terms.

At or prior to the expiration of the Term, Chardan shall provide the Company with the list of Introduced Parties. In addition, no transactions contemplated by the Company’s “at-the-market” equity facility or “equity line of credit” facility shall constitute a Tail Financing for purposes of this Section 2(b). For the avoidance of doubt, Chardan shall not be entitled to any fees pursuant to this Section 2(b) with respect to any offering or sales of securities of the Company pursuant to the Company’s existing “at-the-market” equity facility or any future “equity line of credit” transactions, which fees would be payable only under such other facilities. In addition, Chardan shall not be entitled to any fees pursuant to this Section 2(b) for transactions in which Chardan exercises its right of first refusal under Section 10 of this Agreement. Notwithstanding the foregoing, the Company may terminate this Agreement for “cause” (as defined below), and the Company’s exercise of its rights of termination for “cause” eliminates any obligations with respect to its payment of any fees in connection with a Tail Financing pursuant to this Section 2(b) or the provision of any right of first refusal set forth in Section 10 hereof. For purposes of this Agreement “cause” shall mean the material failure on the part of Chardan to provide the services contemplated by this Agreement. For the avoidance of doubt, “cause” excludes any determination not to proceed with the Offering for any reason other than a material failure on the part of Chardan to provide the Placement Services contemplated by this Agreement, including any events or circumstances outstanding of Chardan’s control.

Section 3. Indemnification and Related Matters. The provisions of Exhibit A hereto are incorporated by reference into, and made a part of, this Agreement.

Section 4. Expenses. The Company shall reimburse Chardan for all of its actual and reasonable out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other out-of-pocket expenses, incurred in connection with the provision of the Placement Services under this Agreement, whether or not the Offering is consummated, subject to a cap of $150,000, unless otherwise consented to by the Company. Chardan must present reasonably appropriate documentation evidencing such expenses in order to receive reimbursement. The Company will bear all of its legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor that may have been utilized or retained by the Company.

Section 5. Chardan’s Relationships with Others. The Company acknowledges and understands that Chardan is in the business of providing investment banking, financial advisory, underwriting, lending, financing and consulting services to both publicly-listed and private companies, investors and others entities or persons that may compete with or be potential investors in, or other counterparties to, the Company and that it and its affiliates (including ATW Partners, LLC) may hold or make investments in such entities and persons. Company acknowledges and agrees that, in connection with any of those activities, Chardan and its affiliates may separately engage with other participants in any transactions and will have no obligation to disclose any information obtained by any of them from such engagements (or the fact that Chardan or its affiliates has any such engagements or information) to the Company or to use such information on the Company’s behalf. Nothing contained herein shall be construed to limit or restrict Chardan or its affiliates in rendering such services to others or in conducting such other business activities, provided that Chardan complies with its obligations relating to the Company’s Confidential Information as provided in Section 6 (“Confidential Information”) below.

The Company acknowledges that Chardan has informed the Company that one or more principals of Chardan have a pre-existing relationship with principals of Introduced Parties, that Chardan has been advising such principals on other potential transactions involving publicly-held companies that may be similar in nature to the Offering contemplated by this Agreement and that affiliates of Chardan and/or certain of its principals are expected to be investors in the Introduced Parties as a result of which they will have an interest in the Offering that is consummated. Company consents to the foregoing potential conflicts of interest and agrees to waive, on behalf of itself and any of its officers, employees, shareholders, creditors or other obligees, any claims against Chardan with respect to any of the matters disclosed in this Section 5.

Section 6. Confidential Information. In connection with the rendering of the Placement Services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Information”, shall be used solely in connection with the provision of the Placement Services contemplated hereby, and may only be disclosed by Chardan in connection with the Offering (or a potential offering) pursuant to Section 11 hereof, to comply with applicable law, including subpoenas or other legal process, and with regulatory requests or requirements and, in other cases, only with the prior written consent of the Company. In the event Chardan is required by applicable law or other legal process to disclose any of the Confidential Information, Chardan will promptly deliver to the Company notice of such requirement (by fax, email or overnight courier promptly following Chardan’s knowledge or determination of such requirement) in order to enable Company to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (whether because the Company elected to not seek such an order or it was not successfully obtained) or receipt of written waiver, Chardan is nonetheless, advised by its counsel that it is compelled to disclose any Confidential Information, Chardan may do so without liability hereunder.

Section 7. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (and its directors and officers), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan. The advice and assistance being provided under this Agreement are being provided solely to the Company’s current management, but not to its current (or prospective) shareholders or investors.

(b)	The Company hereby acknowledges that Chardan makes no commitment hereunder whatsoever to make a market or otherwise trade in any securities on any stock exchange or in any electronic marketplace or to publish research on the Company or any other company. Any decision by Chardan to conduct any such activities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)	Use of Chardan’s name in annual reports or any other report of, or releases by, the Company (or any counterparties) requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 8. Public Announcements. The Company agrees to include references to Chardan’s role hereunder (including, in the event that Chardan terminates this engagement pursuant to Section 13, its lack of involvement in or appraisal of the Offering) in any press releasees regarding the Offering and activities related thereto. Chardan will have the right to review and approve such press releases prior to publication; provided that such approval is not unreasonably withheld, conditioned or delayed. The Company agrees that Chardan may place announcements or advertisements or otherwise publicize Chardan’s role hereunder following consummation of an Offering, provided that Chardan may not publicly disclose any economic terms of any Offering that have not been publicly disclosed without the prior written consent of the Company, which (if required) shall not be unreasonably withheld, conditioned or delayed.

Section 9. No Conflicts with Finders or Other Brokers. The Company represents that this Agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Offering as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder.

Section 10. Future Transactions. Chardan will have the right to be engaged by the Company as the Company’s sole book-running manager (with 100% of the economics paid to Chardan) for any and all Future Financings (other than those solely to employees or other personnel of the Company), exchanges or other sales of the Company’s securities undertaken before the third (3rd) anniversary of the Closing. The Company will notify Chardan sufficiently in advance of any Future Financings contemplated by this Section 10 proposed during such period and provide it with the information and cooperation reasonably necessary for Chardan to make an informed decision as to whether it will elect to provide services in connection with such transaction. Chardan shall notify the Company of its intention to exercise the right within five (5) business days following notice in writing by the Company. If Chardan elects to provide any such additional services, separate agreements will be executed containing customary terms and conditions, including appropriate indemnification, post-termination rights (including with respect to Future Financings involving the Company, including its affiliates and any successors), fees and publicity provisions based on the prevailing market for similar services for global, full-service investment banks. If Chardan declines to exercise its rights or is unwilling to provide such services or the parties are unable to reach mutually agreeable terms, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not more favorable to such other person or persons than the terms presented to Chardan. As used in this Section 10, “Future Financings” means any and all future public and private equity and debt offerings by the Company that occur after Closing. It is acknowledged and agreed with respect to any Future Financing subject to this Section 10 that is subject to the rules of the Financial Industry Regulatory Authority (“FINRA”), that the Company’s obligations to pay fees in any customary for such a transaction will meet any restrictions imposed by FINRA.

Section 11. Information; Investor Materials; Cooperation. The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company, the investors, the Offering and the Investor Materials that Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all any marketing or disclosure materials (including any placement memoranda, prospectuses, registration statements or proxy statements) and any other information or disclosure materials provided to current or prospective shareholders or investors in connection with the Offering (together with any amendments or supplements thereto, the “Investor Materials”) excluding any information about Chardan included therein for which Chardan is solely responsible are and will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections included or referenced in Investor Materials have been (or, as applicable, will have been) prepared in good faith, are (or, as applicable, will be) based upon assumptions that are reasonable in light of the circumstances under which they are made or used and that are (or, as applicable, will have been) adequately and fairly disclosed to those persons (including entities) receiving them. The Company will advise Chardan immediately of any change or development resulting in any of the representations in the two preceding sentences being no longer accurate. The Company acknowledges and agrees that Chardan, in performing the Placement Services hereunder, will be relying primarily on the information in the Investor Materials and assumes no responsibility for the accuracy and completeness of the Investor Materials. The Company shall give Chardan reasonable advance opportunity to comment and review on all drafts of Investor Materials and to conduct appropriate diligence to verify the disclosure in the Investor Materials. The Company agrees to treat Chardan and any Indemnified Parties (as defined in Exhibit A) as third-party beneficiaries of any representations, warranties, covenants and closing conditions made by the Company to any investors related to any of the Company, the Offering or in any Investor Materials. Should the Offering be of a nature that may be deemed to involve a public offering, the Company further agrees to take those measures necessary to enable Chardan to receive those materials (such as “comfort letters,” negative assurance letters, opinions and officers’ certificates) that are customary for transactions of a similar nature. In the event that Chardan determines that its diligence is unsatisfactory for any reason, Chardan will have the right to terminate this Agreement with respect to the Offering, effective on written notice. The Company agrees, at the request of Chardan, to include disclosure, in a form reasonably acceptable to Chardan, in any Investor Materials that: (a) to the extent applicable, Chardan is not involved in any capacity in the consummation of the Offering and (b) that Chardan has not made any assessment of the Offering or the adequacy or accuracy of the applicable Investor Materials.

Section 12. Miscellaneous.

(a)	Each party represents, warrants and covenants to the other that its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (other than the Offering itself) has been duly authorized by all necessary company action and does not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such party pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which such party is bound, or to which any property or assets of such party are subject.

(b)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at the address above, or if to Chardan, addressed to it at: One Pennsylvania Plaza, Suite 4800, New York, NY, 10119 or as otherwise updated in writing by Chardan. Notices or communications (other than those pursuant to Exhibit A hereof) may also be given by email, if to the Company, to [***] with a copy to stephen.nicolai@hoganlovells.com and, if to Chardan, to legal@chardan.com with a copy to pcampitiello@lucbro.com. Such notices or other communications shall be deemed to be given on the date of receipt.

(c)	This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement supersedes and replaces in its entirety that certain letter agreement, dated July 25, 2025, between the Company and Chardan (the “Earlier Agreement”), but solely with respect to the provisions in the Earlier Agreement regarding the Financings (as defined in the Earlier Agreement). This Agreement does not otherwise modify or amend the Earlier Agreement with respect to “M&A” (each as defined in the Earlier Agreement), which remains in full force and effect; provided, however, that, for the avoidance of doubt, Chardan shall not seek payment for any fees or expenses under the Earlier Agreement with respect to this Offering. For the avoidance of doubt, the provisions of the Earlier Agreement relating to Financings are of no further force and effect, including without limitation, Sections 1(e), 2(b), 10 (with respect to Future Financings) and the Financing Fee on Exhibit B of the Earlier Agreement. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(d)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The costs and expenses (including reasonable fees and expenses of counsel, experts and consultants) of the prevailing party (as determined by the arbitrators) shall be borne and paid by the other party. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof.

(e)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(f)	The Company hereby acknowledges that Chardan has been retained hereunder solely as an independent contractor and that nothing in this Agreement or the nature of Chardan’s services shall be deemed to create a fiduciary or agency relationship between Chardan and the Company (or any of the investors) and its (or their) board of directors, equity holders, employees or creditors. Chardan is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under this Agreement, and Chardan’s role in any due diligence will be limited solely to performing such review as it shall deem necessary to support its own services and shall not be on behalf of the Company or any investors. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Chardan hereunder, shall be those of the Company or such affiliates, and Chardan shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

(g)	Any outstanding amounts payable under this Agreement will incur a late-fee charge of three percent (3%) per month that such amounts remain outstanding from the date on which they are due.

(h)	Except with respect to Indemnified Parties under Section 3 (“Indemnification and Related Matters”) and Exhibit A, this Agreement is intended only for the benefit of the parties hereto and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other person. This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(i)	Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction, and without affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13. Termination. The term of this Agreement (the “Term”) shall commence on the date hereof and shall end immediately following the Closing of the Offering; provided, however, that this Agreement can be terminated (i) by the Company upon thirty (30) days written notice of termination for any reason that is delivered at any point following the termination of discussions with (and any agreements with) the Introduced Parties; and (ii) by Chardan pursuant to Section 11 (addressing Chardan’s diligence rights with respect to the Offering).

Upon the Agreement’s expiration or termination, Section 2 (“Compensation”) (but only with respect to any remaining fees due or any fees that that may be come due from a later receipt of proceeds from an Offering that has closed prior to the Agreement’s expiration or termination) Section 4 (“Expenses”), Section 5 (“Chardan’s Relationship with Others”), Section 6 (“Confidential Information”), Section 7(c) (addressing use of Chardan’s name), Section 8 (“Public Announcements”), Section 10 (“Future Transactions”) and Section 12 (“Miscellaneous”) will survive. Notwithstanding the foregoing sentence, no part of Section 2 will survive a termination by Chardan pursuant to Section 11 (addressing Chardan’s diligence rights with respect to the Offering).

[Signature page follows]

We are delighted to continue working with you under this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS LLC

By:	/s/ George Kaufman
George Kaufman,
Head of Investment Banking

Agreed to and accepted this 24th day of September, 2025

AlphaTON Capital Corp

By:	/s/ Brittany Kaiser
Brittany Kaiser, Chief Executive Officer

Exhibit A

INDEMNIFICATION AND RELATED MATTERS

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents and controlling persons (each of Chardan and such other persons, including entities, being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, any actual or alleged untrue statements of fact or material omissions of fact in any Investor Materials, the matters disclosed or otherwise described in Section 5 (“Chardan’s Relationships with Others”) or any other matter (collectively, the “Matters”) contemplated by the Agreement of which this Exhibit A forms a part, and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Chardan’s gross negligence or willful misconduct.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise to the Company or its security holders or creditors) related to, arising out of, or in connection with, any Matters, the engagement of Chardan pursuant to, or the performance by Chardan of the services contemplated by, the agreement (the “Agreement”) of which this Exhibit A forms a part, except to the extent any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted solely from Chardan’s gross negligence or willful misconduct.

If the indemnification of an Indemnified Party provided for in this Exhibit A is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Chardan, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Chardan, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Chardan of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Chardan under the Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the Agreement.

Promptly after receipt by Chardan or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Exhibit A to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume and pursue diligently the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent: (a) includes an unconditional release of such Chardan and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding and (b) does not (unless otherwise consented to by Chardan) include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The Company shall not be liable for any settlement effected without its prior written consent which will not be unreasonably withheld, consented or delayed.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Exhibit A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or Agreement or the completion of Chardan’s services thereunder.